Exhibit 10.3

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into by and between Paycom Software, Inc. (the “Company”) and Jeffrey York (“Executive”).  This Agreement is entered on March 9, 2020 and, other than with respect to those amended sections set forth herein, which amended sections shall be effective upon execution of this Agreement by each of the parties hereto, is effective as of January 1, 2014 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (defined below) are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company has provided Executive with highly confidential information pertaining to the Company and its Affiliates and will continue to provide new confidential information after the execution of this Agreement;

WHEREAS, the Company and Executive acknowledge and confirm that this Agreement arises from and is integrally related to Executive’s sale of the goodwill of a business to the Company; and,

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ Executive as an officer of the Company in the role as its Chief Sales Officer, and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1.Definitions.The following capitalized terms shall have the meanings set forth below.

1.1“Affiliates” means, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such particular Person.  As used in this definition, the term “control” shall mean (i) the ownership (directly or indirectly) of more than 50% of the ownership or voting interests of any particular Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

1.2“Board” shall mean the Board of Directors of the Company.

1.3“Cause” shall mean, with respect to Executive, any of the following: (a) the repeated failure of Executive to perform such duties as are lawfully requested by the Chief Executive Officer, (b) the failure by such Executive to observe all reasonable, lawful material policies of the Company and its subsidiaries applicable to Executive and communicated to Executive in writing, (c) any action or omission constituting gross negligence or willful misconduct of such Person in the performance of his or her duties, (d) the material breach by Executive of any provision of Executive’s employment or the breach by Executive of any non‑competition, non‑solicitation or similar restrictive agreement with the Company or any of its subsidiaries, (e) any act or omission by Executive constituting fraud, embezzlement, disloyalty or dishonesty with respect to the Company or its subsidiaries, (f) the use by Executive of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of Executive’s duties, or (g) the commission by Executive of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude.

1.4“Change in Control” shall mean the following: (a) any Person other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities (other than pursuant to a transaction described in clause (b) that does not constitute a Change in Control thereunder); (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation (or a parent company thereof); (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.  Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, no event shall be deemed a “Change in Control” unless such event also constitutes a change in ownership or control within the meaning of Section 409A of the Code.

1.5“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6“Compensation Committee” means the Compensation Committee of the Board.

1.7“Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials owned, developed or possessed by the Company or its Affiliates that are not generally known to the public or within the industry of the Company.  Confidential Information includes, but is not limited to, customer lists, preferences and contacts, financial information, business plans, product cost or pricing, information regarding future development, locations or acquisitions, personnel records (including records of the Company’s clients) and software programs.  Confidential Information shall not include any information that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive).

1.8“Incumbent Director” means each member of the Board on the Effective Date and each other member of the Board whose nomination or election to the Board is approved by a majority of the then Incumbent Directors.

1.9“Person” has the meaning given in Section 7701(a)(1) of the Code.  Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

1.10“Public Offering” shall mean an underwritten sale to the public of the Company’s equity securities (or its successor’s equity securities) pursuant to an effective registration statement filed with the SEC on Form S-1 (or any successor form adopted by the SEC) and after which the Company’s (or its successor’s) equity securities are listed on the New York Stock Exchange, the NYSE MKT or The NASDAQ Stock Market; provided, that a Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of equity securities to existing securityholders or employees of the Company and its subsidiaries on Form S-4 or Form S-8 (or any successor form adopted by the SEC).

1.11“Restricted Period” shall mean: (a) if the Termination Date is before the initial Public Offering, twelve (12) months following the Termination Date; or (b) if the Termination Date is after the initial Public Offering, thirty-six (36) months following the consummation of the initial Public Offering and twelve (12) months following the Termination Date (such twelve (12) month period to run concurrently with the aforementioned thirty-six (36) month period if both periods are applicable).

2.Term.  This Agreement shall commence on January 1, 2014 and shall continue until three (3) years following the consummation of the initial Public Offering (which was on April 21, 2014), subject to earlier termination as set forth in Section 5 below (“Initial Term”).  The Agreement has been renewed on April 22, 2017, April 22, 2018 and April 22, 2019, and will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”), unless either Executive or the Company provide notice of non-renewal at least forty-five (45) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable.  The Initial Term and any Additional Term(s) shall be referred to collectively as the “Term.” Notwithstanding the foregoing, and subject to earlier termination as herein provided, the presently effective Additional Term of this Agreement shall continue through December 31, 2020, at which time it will be subject to expiration or renewal for successive one (1) year Additional Terms from such date, as provided for in this section.

3.Capacity and Performance.

3.1During the Term, Executive shall serve the Company as its Chief Sales Officer and shall report directly to the Chief Executive Officer.  During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities, consistent and customary with the position of Chief Sales Officer, on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Chief Executive Officer.

3.2During his employment with the Company, Executive shall devote his full business time and commercially reasonable efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  Executive shall not engage in any other competitive business activity or serve in any competitive industry, trade, professional, governmental, or academic position during his employment with the Company, except as may be expressly approved by the Board in writing.  The foregoing shall not limit Executive's right to: (a) serve on civic or charitable boards or committees or up to two corporate boards that are not engaged in business competition with the Company; (b) engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder would be expected to engage in such activities; and (c) invest Executive’s personal assets in such manner as will not require any material services by Executive in the operation of the entities in which such investments are made, to the extent such activities do not individually or in the aggregate interfere with the discharge of Executive’s duties hereunder in a matter so that such activities will not prevent Executive from fulfilling Executive’s obligations to the Company hereunder.

4.Compensation and Benefits. As compensation for all services performed by Executive during the Term, Executive shall receive the following:

4.1Base Salary.  During the Term, the Company shall pay Executive a base salary at a rate not less than Three Hundred Fifty-Six Thousand Four Hundred Dollars and Zero Cents ($356,400.00) per year, less any and all lawful withholdings or deductions, payable in accordance with the payroll practices of the Company for its executives, and subject to increases from time to time as may be approved by the Board (“Base Salary”).

4.2Bonus.  Subject to the provisions of this Section 4.2, Executive shall be eligible to earn an annual bonus of 75% of his Base Salary (or such larger amount approved by the Compensation Committee) (the “Target Bonus”) in accordance with the Company’s bonus plan applicable to executive officers of the Company. The actual amount of the bonus payable with respect to a fiscal year (the “Bonus”) shall be determined by the Compensation Committee, in its sole discretion, and shall be paid in accordance with the plans, policies and procedures adopted by the Compensation Committee from time to time.

4.3Vacation.  During the Term, Executive shall receive and be entitled to take vacation in accordance with the policies of the Company as in effect from time to time, and subject to the reasonable business needs of the Company.  Executive shall not be entitled to payment for any accrued but unused vacation pay if the Company terminates Executive for Cause.  However, if Executive's employment is terminated for any other reason, Executive shall be entitled to receive payment for all accrued but unused vacation pay.

4.4Company Automobile.  During the Term, the Company shall provide Executive use of a Company automobile with a lease value of up to Two Thousand Dollars and Zero Cents ($2,000.00) per month (subject to increases from time to time as may be approved by the Board or an appropriate committee thereof) for Executive’s business or personal use, less any required taxes or withholdings.

4.5Other Benefits. Executive shall be entitled to participate in or receive benefits under the Company's Executive Benefit Plan and any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 401k, or other retirement programs) (“Benefits”).  Any such plan or arrangement shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his wife or dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

4.6Business Expenses.  The Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

4.7Clawback.  Executive acknowledges and agrees that any compensation or benefits paid to Executive by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002 or any other clawback law or regulation applicable to executives of the Company, if any, as amended from time to time.

5.Termination of Employment and Severance Benefits During the Term. Notwithstanding the provision of Section 2 hereof and subject to the provisions of Section 20 below, Executive's employment may terminate prior to or at the expiration of the Term under the following circumstances (each, a “Termination Date”):

5.1Death.  In the event of Executive's death during the Term, Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company, shall pay to Executive's designated beneficiaries or, if no beneficiaries have been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the Termination Date; (ii) the amount of any accrued but unused vacation calculated as of the Termination Date; and (iii) any business expenses incurred by Executive but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  The Final Compensation shall be paid by the Company on the next regular payroll period following his death (or, if later, on the next regular payroll period after the Company receives notice of Executive’s death).

5.2Disability.

(a)If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive calendar days or two hundred seventy (270) non-consecutive days in any eighteen (18) month period, and within thirty (30) days after written notice of termination Executive shall not have returned to the full-time performance of his duties, with or without reasonable accommodations, the Company may thereafter notify Executive of termination.  In the event of such termination, the Company shall pay to Executive the Final Compensation on the next regular payroll period following his Termination Date.

(b)The Board may designate another employee to act in Executive's place during any period of Executive's disability which shall not constitute Good Reason hereunder.  Notwithstanding any such designation, Executive shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur.

5.3By the Company for Cause.  During the Term, the Company may terminate Executive's employment for Cause as defined in Section 1.3 above.  If Executive’s employment is terminated for Cause as defined in Section 1.3 above, then the Company shall have no further obligation to Executive other than to pay his Final Compensation on the next regular payroll period following his Termination Date.

5.4By the Company Without Cause.  During the Term, the Company may terminate Executive's employment without Cause at any time.  If Executive’s employment is terminated by the Company without Cause following the initial Public Offering then, in addition to paying Executive the Final Compensation and subject to Executive’s compliance with Article 7 in all material respects, the Company shall: (a) continue to pay Executive the Base Salary at the rate in effect on the Termination Date during the Restricted Period, with the first payment being on the Company’s next regular payroll period which is at least eight (8) business days following the effective date of the Release (defined below) (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned)); (b) continue Executive’s health insurance benefits for the Restricted Period (at a cost no less favorable than that paid by Executive immediately prior to the Termination Date) or the economic equivalent thereto if such continuation is not permissible under the terms of the Company’s health insurance plan or would otherwise expose the Company to tax or other penalties;  and (c) pay Executive an amount equal to the pro rata amount of the Bonus Executive would have earned for the year in which the termination occurred, based on the Company’s performance for the entire fiscal year in which the termination occurred relative to the performance measurements that were pending at the time of termination and to be used to determine Executive’s bonus for such year.   Any such prorated Bonus shall be payable at such time or times as bonuses are payable to the other executives of the Company (the benefits, which the parties acknowledge are not required by law, outlined in Section(s) 5.4(a), (b) and (c) are collectively referenced as the “Severance”).  Any obligation of the Company to provide Executive the Severance is conditioned on Executive signing, delivering to the Company and not revoking a release, in a form acceptable to the Company (the “Release”), within sixty (60) days of his Termination Date, which Release in any event will require Executive to reaffirm his obligations and commitments to the Company under Section 7 of this Agreement.

5.5By Executive for Good Reason.  During the Term, Executive may terminate his employment at any time for Good Reason.  The following shall constitute “Good Reason” for termination by Executive:

(a)any material reduction by the Company in Executive’s Base Salary without Executive’s prior consent;

(b)following a Change in Control, any change in Executive’s status, reporting, duties or position that represents a demotion or diminution from Executive’s status, reporting, duties or position in effect before such Change in Control; or

(c)any material breach by the Company of this Agreement between it and Executive.

Executive shall not be deemed to have been terminated for Good Reason pursuant to Section(s) 5.5(a), (b) or (c) above unless Executive delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within thirty (30) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and Executive resigns within fifteen (15) days after the end of the cure period.

If Executive’s employment is terminated by Executive for Good Reason following the initial Public Offering then, in addition to immediately paying Executive the Final Compensation, Executive shall be paid the Severance at the same time and subject to the same terms and conditions as described in Section 5.4 hereof.  Any obligation of the Company to provide Executive the Severance is conditioned on Executive signing, delivering the Release to the Company and not revoking the Release as provided therein within sixty (60) days of his Termination Date.

5.6By Executive Other than for Good Reason.  During the Term, Executive may terminate his employment at any time upon sixty (60) days' written notice to the Company.  In the event of termination of Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay Executive his Base Salary for the notice period (or for any remaining portion of the period).  If Executive’s employment is voluntarily terminated by him other than for Good Reason, then the Company shall pay Executive the Final Compensation on the next regular payroll period following his Termination Date.

5.7By Expiration of the Term.  Upon expiration of the Term, if Executive’s employment with the Company terminates at the expiration of the Term, Executive shall be paid the Final Compensation on the next regular payroll period following his Termination Date.   If the expiration of the Term was the result of  the Company issuance of a notice of non-renewal to Executive pursuant to Section 2, then, in addition to paying Executive the Final Compensation, Executive shall be paid the Severance at the same time and subject to the same terms as described in Section 5.4 hereof.  Any obligation of the Company to provide Executive the Severance is conditioned on Executive signing, delivering the Release to the Company and not revoking the Release as provided therein within sixty (60) days of his Termination Date.

6.Effect of Termination.

6.1Benefits.  Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the termination of Executive's employment without regard to any continuation of Base Salary or other payment to Executive following such Termination Date.

6.2Restricted Stock Grants.  The restricted stock grants made pursuant to that certain Restricted Stock Award Agreement by and between the Company (or its successor or affiliate) and Executive dated as of January 1, 2014 shall vest in accordance with the terms of such agreement.

6.3Survival of Obligations.  Provisions of this Agreement shall survive any termination of Executive's employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5.

7.Confidential Information, Ownership of Information, Inventions, Work Product, Restrictive Covenants and Defend Trade Secrets Act.

7.1Confidential Information.  Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive may develop Confidential Information for the Company or its Affiliates, and that the Company has and will continue to provide Executive with Confidential Information during the course of his employment.  Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or entity or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to his employment by the Company or any of its Affiliates. Notwithstanding this Section 7.1 or any other provision of this Agreement, (a) Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or its Affiliates or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; and (b) nothing in this Agreement is intended to interfere with Executive’s right to (i) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (ii) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iii) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court.  For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company or its Affiliates, and is not required to notify the Company or its Affiliates of any such reports, disclosures or conduct.

7.2Safeguard and Return of Documents.  All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates.  Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in Executive's possession or control with the exception of this Agreement or other documents related to Executive's compensation or benefits.

7.3Ownership of Information, Inventions and Original Work.  Executive agrees that any creative works, discoveries, developments, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept, methods, processes, or idea which is made, conceived, created, developed or reduced to practice by Executive, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if:

(a)It was conceived or developed in any part on Company time;

(b)Any equipment, facilities, materials, or Confidential Information of the Company was used in its conception or development; or

(c)It (i) relates, at the time of conception or reduction to practice, to the Company’s business, (ii) relates, at the time of conception or reduction of practice, to a research or development project of the Company that was demonstrably anticipated or existed prior to or at the time of the termination of Executive’s service to the Company and/or its subsidiaries, or (iii) results from any work performed by Executive for the Company.  Notwithstanding Section 7.3(c)(i), if the foregoing intellectual property described in Section 7.3(c)(i) is conceived, developed or reduced to practice entirely after the latest to occur of the time at which: (A) the Executive is no longer employed by the Company and (B) the Executive is no longer serving as a director on the Board, then such intellectual property shall not constitute Work Product.

Executive agrees to assist the Company in obtaining a patent or copyrights on such Work Product and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright.  Executive shall maintain adequate written records of such Work Product in such format as may be specified by the Company.  Such records will be available to and remain the sole property of the Company at all times.

7.4Restrictive Covenants.  Executive acknowledges that, in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company's legitimate business interests (which include, but are not limited to, continuation of contracts and relationships with its customers, its reputation, its competitive advantage and its goodwill), it is necessary to enter into the following restrictive covenants.  Without the prior written consent of the Company, Executive shall not, during the Restricted Period:

(a)directly or indirectly manage, operate, control, participate in, consult with, render services for or in any manner engage in any business or enterprise (including any division, group or franchise of a larger organization), whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant, in which the Company or any of its subsidiaries engaged at any time during the two year period immediately preceding the date Executive’s employment with the Company and its subsidiaries terminates  (or the date of determination if the date of determination is prior to the date Executive’s employment with the Company and its subsidiaries terminated) or engages or proposes to engage as of such termination date (or the date of determination if the date of determination is prior to the date Executive’s employment with the Company and its subsidiaries terminated), in each case, anywhere in any State where the Company or one of its subsidiaries maintained an office immediately preceding such termination date (or the date of determination if the date of determination is prior to the date Executive’s employment with the Company and its subsidiaries terminated);

(b)directly or indirectly induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of such entity;

(c)subject to the restrictions of any applicable law, directly or indirectly induce or attempt to induce any established customer of the Company or any of its subsidiaries to cease doing business with, or materially alter its business relationship with, such entity;

(d)directly or indirectly solicit the sale of goods or services, or a combination thereof, to established customers of the Company or any of its subsidiaries; or

(e) make or solicit or encourage others to make or solicit directly or indirectly any derogatory or negative statement or communication about the Company, its subsidiaries or any of their respective businesses, products, services or activities; provided, however, that the restriction set forth in this clause (e) will not prohibit truthful testimony compelled by valid legal process. Notwithstanding the foregoing, the Executive shall not be prohibited from owning up to one percent of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

7.5 Defend Trade Secrets Act.  Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation against the Company or its Affiliates for reporting a suspected violation of law, Executive may disclose the Company’s or its Affiliates’ trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.Assignment of Rights to Work Product.  Executive shall promptly and fully disclose all Work Product to the Company.  Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive's full right, title and interest in and to all Work Product.  Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, execute and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Work Product to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Work Product.  All copyrightable works that Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9.Enforcement of Covenants.  Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.  Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, Executive will provide a copy of Articles 7, 9, and 18 to such entity.  Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its subsidiaries, that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.  Executive and the Company further agree that, in the event that any provision of Article 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Article 7 and that Executive will reimburse the Company and its subsidiaries for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Article 7 if Executive challenges the reasonability or enforceability of any of the provisions of Article 7, it being understood and agreed that a dispute as to whether Executive’s conduct in fact violates or violated the terms of Article 7 is not, by itself, a challenge regarding the reasonableness or enforceability of Article 7.  It is also agreed that each of the Company's subsidiaries will have the right to enforce all of Executive’s obligations to that subsidiary under this Agreement, including without limitation pursuant to Article 7.

10.Assignment and Succession.

10.1No Assignment by Executive.  This Agreement is personal to Executive and shall not be assignable by Executive.

10.2Succession.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11.Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing as follows:

If to the Company:

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, OK 73142

Attention:  Board of Directors

If to Executive:

Mr. Jeffrey York

XXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXX

or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

12.Severability.  If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application or such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Waiver.  No waiver of such provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive's employment, including Section 5(e) of the Securities Purchase Agreement dated July 2, 2007 by and among WCAS Paycom Holdings, Inc., Paycom Payroll, LLC, Ernest Group, Inc., The Ruby Group, Inc., Executive, Shannon Rowe, William Kerber and Henry J. Binkowski and excluding only any agreements governing the rights and obligations of the Company and Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms.

15.Amendment.  This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Board.

16.Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

17.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18.Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.  To the extent that a court of competent jurisdiction concludes that application of Delaware law to all or part of Section 7.4 is contrary to Oklahoma public policy or statutes, Executive acknowledges that this Agreement relates to Executive’s sale of the goodwill of the Company, as defined in 15 O.S. § 218, and agrees to comply with Sections 7.4(a)-(b) to the fullest extent permitted by law.

19.Attorney’s Fees.  The Company agrees to pay or reimburse Executive for the reasonable attorney fees incurred by Executive in connection with the review of this Agreement and any related documents, up to a maximum of Fifteen Thousand Dollars and Zero Cents ($15,000.00).  Such payment will be made promptly following the date Executive executes this Agreement with the Company, upon receipt by the Company of an appropriate invoice from the attorney for the fees with respect to such review.

20.Section 409A of the Code.

(a)To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 19 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).

(c)For purposes of Section 409A of the Code, each payment under Section 5 hereof (and each other severance plan payment) will be treated as a separate payment.

(d)Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  Any amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and any right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

(e)It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement as of the date first set forth above.

EXECUTIVE	PAYCOM SOFTWARE, INC.

/s/ Jeffrey York	/s/ Frederick C. Peters, II
Jeffrey York	By:	Frederick C. Peters, II
	Title:	Lead Director of the Board of Directors, on behalf of the Board of Directors